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                                                                   Exhibit 10.13

September 26, 1997


Mr. Mark K. Brunhofer
Controller
IBAH, Inc.
Four Valley Square
512 Township Line Road
Blue Bell, PA 19422


Dear Mark:

Confirming our conversation this morning, the floating interest rates for the $5 million working capital line of credit with $0 outstandings account # 139326-31543 will be reduced from Prime plus .25% to Prime effective as of 9/30/97. In addition, the interest rate on the older term loan with an approximate outstanding of $1,093,750 as of 9/26/97 account # 139326-031544 will be reduced from Prime plus .75% to Prime plus .25% effective 9/30/97.

We at CoreStates are happy to offer these reduced rates in recognition of the Company's performance in 1996 and year to date and look forward to our continued association with IBAH, Inc.


Sincerely,


/s/ Stasia H. Whiteman

Stasia H. Whiteman